Exhibit 10.13

AssetMark Layoff Plan Summary

Owner: Human Resources

Applies To: All Employees

Effective: October 25, 2016

Introduction

The Layoff Plan is designed to provide a package of benefits to help you and your family through a job transition following a layoff. This section of the summary provides details about the benefits available to eligible employees in the event of a layoff.

Definitions

The following terms used in this section have the following meanings:

•	Notice Period—the period after which you have been notified of your Layoff Date, but are still an active employee of the Company.

•	Layoff Date—the last day you are an active employee of the Company.

•	Release Agreement—you must sign the Release Agreement provided to you by the Company prior to the Layoff Date to receive any severance benefits or payments after the Notice Period.

In the Event of a Layoff

In the event of a layoff, you may be eligible for severance) and education assistance benefits. A layoff generally means the temporary or permanent elimination of a position due to:

•	A business restructuring;

•	A decrease in orders or production volume;

•	A productivity initiative; or

•	The sale, transfer or outsourcing of operations

A layoff does not include an individual’s termination where:

•	The individual’s position has been eliminated due to a transfer to a successor employer who offers continued employment;

•	The individual has been offered but declines a comparable position; or

•	The individual has been transferred to a comparable position within the Company or any of its affiliates

You are eligible for benefits at the time of a layoff, if you:

•	Are an employee on the active payroll of the Company;

•	Have not been offered a comparable position (see definition under “Comparable Position” heading below);

•	Have not been transferred to another position anywhere in the Company or any of its affiliates;

•	Have not been offered a position with a successor employer;

AssetMark Layoff Plan Summary 10.25.16

•	Are absent from work because of a work-related or personal illness or injury, and are released by your doctor to return to work within 6 months of your last day worked; and

•	Execute the Separation Agreement & Release provided to you by the Company at the time you are notified of layoff in the time period allotted

Comparable Position

A comparable position is one that meets all of the following criteria. The position:

•	Is within the Company or any of its affiliates;

•	Is fifty (50) miles or fewer from your current work location;

•	Is at a compensation rate (salary and target bonus) not more than 20% below your current rate;

•	Does not cause your classification under the Fair Labor Standards Act (FLSA) to change from exempt to nonexempt; and

•	Provides benefits that are comparable in the aggregate to the benefits platform in which you currently participate

Notice Period

If you are on the AssetMark active payroll, you will be provided a Notice Period of at least two (2) weeks. The length of your Notice Period may vary, but in all cases this is a specific period of time on active payroll after you are notified in writing that you are affected by a layoff. Contact your manager or human resources representative for details of the Notice Period that will apply to you. Your Notice Period may end if you become disabled, or if you leave your position before the end of the Notice Period.

You may be expected to work during the Notice Period; if so, you will be provided reasonable time off with pay during the Notice Period to look for a new job. If you have unused, accrued Paid Time Off, you may use it during your Notice Period, with management approval. Unused, accrued Paid Time Off as of the end of your Notice Period will be paid as a lump sum at that time. Your Notice Period may not be extended by taking your unused Paid Time Off.

Severance Benefits

If you lose your job because of a layoff and you execute the Company-provided Separation Agreement & Release in the time period allotted, you will be eligible to receive a lump sum severance payment following the end of the Notice Period, depending upon how long you have been employed by the Company and your employee category as of your Layoff Date. The formula is:

One (1) week of pay for each full year of continuous service; plus one (1) day of pay for each additional 11-week increment of a fractional year of continuous service (maximum 4 days of pay). The minimum total payment is as follows:

•	All Employees: 2 weeks;

•	Senior Professional or Manager: 4 weeks;

•	EVP, SVP, VP, or Director: 8 weeks

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For the purposes of severance benefits, your pay is based on your normal weekly straight-time base pay in effect on your Layoff Date.

Example: Assume Jane is an Employee earning $750 a week ($150 a day) and has 10 years and 26 weeks (2 full 11-week increments) of continuous service when she is laid off. The total gross severance benefit amount Jane would receive is:

•	10 weeks X $750 per week = $7,500

•	2 days X $150 per day = $300

•	Total gross severance benefit amount = $7,800

If you participate in a Sales Incentive Plan the Company will process any earned Sales Incentive Plan payments up to the Notice Date and will calculate a prorated payment based on the Sales Incentive Plan Target during the Notice Period. Additionally, if you participate in a Sales Incentive Plan, your severance payment will be based on your uncapped Benefits Base Rate beginning the first day of your Notice Period and will not be offset by any Sales Incentive Plan payments.

In addition to the severance pay outlined above, at the expiration of your Notice Period, you will receive a lump sum gross payment in the amount of $2,500, which is intended to provide you with at least one (1) month of payment for COBRA coverage at the current rates. You will be responsible for electing and maintaining COBRA coverage for that period, or for any longer period to which you may be entitled.

Benefits Base Rate

Benefits Base Rate is a calculation used to determine the layoff benefit for those participating in a Sales Incentive Plan. Benefits Base Rate is calculated as follows: Annual Salary + Sales Incentive Plan payments over the previous 12 month period.

Example: Margaret’s annual salary is $50,000 and she has Sales Incentive Plan payments over the prior 12 months of $40,000. Margaret’s Annualized Benefits Base Rate is $90,000.

Education Assistance Benefits

Under the layoff provisions of the Tuition Reimbursement Program, you can be reimbursed for up to $4,500 ($2,500 if part-time) of eligible expenses that you incur for approved courses related to education. You may use up to $2,000 ($1,000 if part-time) of your total education assistance benefit for approved vocational training courses. You may begin courses approved in advance at any time after your Layoff Date. You have one year from your Layoff Date to submit courses for approval and two years from your Layoff Date to complete any approved courses.

Although these courses must be approved in advance by the Company Human Resources Department, your course work is not limited to those courses leading to a degree in your current field. Eligible expenses include tuition, registration, fees and books. You must complete and pass the course with a grade of “C” (or its equivalent) or better for undergraduate courses, or a grade of “B” or better for graduate courses to receive reimbursement. If a vocational course is not graded, you must complete the course and obtain a certificate of completion to receive reimbursement.

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The Company’s tuition reimbursement benefits will be coordinated with all other sources of financial assistance for education so that no duplicate payments are made. If you are receiving financial assistance from another company program or from a source outside the Company, the other program will pay first and the Tuition Reimbursement Program will pay the difference, up to the limits detailed above.

Outplacement Services

Free outplacement services provided by CareerArc, including a professional resume review and access to a team of professional career counselors, are available to you upon your consent and may provide additional tools and resources as you search for your next opportunity.

Employee Assistance Program Benefit

If you are affected by a job-loss event, you are eligible to use the Cigna Employee Life Assistance Program for the duration of the Notice Period. A counselor can provide you with valuable assistance including financial advice, personal counseling and reviewing your work options as well as help you determine what education or training, if any, would best position you for the future.

Variable Incentive Compensation (if applicable)

At the sole discretion of the Company, you may or may not receive a Variable Incentive Compensation (“VIC”) payment, less applicable deductions and withholdings, on or before March 15th, following the Notice Date. You shall not receive any other bonus or VIC payments. Eligibility for a discretionary VIC payment will be pro-rated based on the following schedule: Notice Date occurs:

•	January 1 – June 30 = Not eligible for discretionary VIC

•	July 1 – September 30 = Eligible for 50% of discretionary VIC

•	October 1 – December 31 = Eligible for 75% of discretionary VIC

•	After December 31 = Eligible for 100% of discretionary VIC

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